 Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:
November 2, 2026	Ivan Marcuse
The Woodlands, TX	(281) 719-4637
NYSE: HUN

Huntsman Announces Third Quarter 2026 Earnings

Third Quarter Highlights

•	Third quarter 2026 net loss attributable to Huntsman of $18 million compared to a net loss of $25 million in the prior year period; third quarter 2026 diluted loss per share of $0.10 compared to diluted loss per share of $0.14 in the prior year period.

•	Third quarter 2026 adjusted net income attributable to Huntsman of $7 million compared to adjusted net loss of $5 million in the prior year period; third quarter 2026 adjusted diluted income per share of $0.04 compared to adjusted diluted loss per share of $0.03 in the prior year period.

•	Third quarter 2026 adjusted EBITDA of $132 million compared to $94 million in the prior year period.

•	Third quarter 2026 net cash provided by operating activities from continuing operations was $115 million. Free cash flow was $82 million for the third quarter 2026 compared to $157 million in the prior year period.

•	On August 25, 2026, Huntsman shareholders approved the merger of equals with Olin Corporation. Once the merger is completed, the combined OlinHuntsman will trade under a new ticker, NYSE: OHN.

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2026	2025	2026	2025
Revenues	$1,717	$1,460	$4,800	$4,328

Net loss attributable to Huntsman Corporation	$(18)	$(25)	$(77)	$(188)
Adjusted net income (loss)(1)	$7	$(5)	$(28)	$(58)

Diluted loss per share	$(0.10)	$(0.14)	$(0.44)	$(1.09)
Adjusted diluted income (loss) per share(1)	$0.04	$(0.03)	$(0.16)	$(0.34)

Adjusted EBITDA(1)	$132	$94	$325	$240

Net cash provided by operating activities from continuing operations	$115	$200	$2	$221
Free cash flow(2)	$82	$157	$(99)	$105

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported third quarter 2026 results with revenues of $1,717 million, net loss attributable to Huntsman of $18 million, adjusted net income attributable to Huntsman of $7 million and adjusted EBITDA of $132 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“Our Company continues to perform solidly despite significant macroeconomic and industry challenges. Year-over-year improvement was driven by higher volumes, stronger margins, and cost savings. Better results and cash flow are expected to reduce net debt leverage to approximately 4 times by year-end, a significant improvement from the beginning of the year. These gains reflect our associates’ hard work and disciplined execution to grow volumes, lower costs, and generate cash.

“Our planned merger of equals with Olin Corporation reached several milestones during the quarter, including shareholder approval on August 25, 2026, and regulatory clearance in multiple jurisdictions, including the United States in September. We continue to work with the remaining jurisdictions to secure the approvals needed to complete the merger, which we now expect to close in the first quarter of 2027. We are excited about the benefits the merger will bring to both companies’ shareholders.”

Segment Analysis for 3Q26 Compared to 3Q25

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended September 30, 2026 compared to the same period of 2025 was primarily due to higher average selling prices and higher sales volumes. MDI average selling prices increased across all three regions due to improved supply and demand dynamics and higher raw materials costs. MDI sales volumes increased in the Americas and Europe regions. The increase in segment adjusted EBITDA was primarily due to higher average selling prices, higher sales volumes, higher equity earnings from our minority-owned joint venture in China and cost savings achieved from our cost optimization program, partially offset by higher raw materials costs.

Performance Products

The increase in revenues in our Performance Products segment for the three months ended September 30, 2026 compared to the same period of 2025 was primarily due to higher average selling prices. Average selling prices increased primarily due to higher raw materials and logistics costs and favorable sales mix. Sales volumes remained relatively unchanged. The increase in segment adjusted EBITDA was primarily due to higher average selling prices and improved margins.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended September 30, 2026 compared to the same period of 2025 was primarily due to higher sales volumes and higher average selling prices. Sales volumes increased primarily in our aerospace, automotive and power markets. Average selling prices increased primarily due to favorable sales mix. The increase in segment adjusted EBITDA was primarily due to higher sales volumes.

Liquidity and Capital Resources

During the three months ended September 30, 2026, our free cash flow was $82 million as compared to $157 million in the same period of 2025. As of September 30, 2026, we had approximately $0.9 billion of combined cash and unused borrowing capacity.

During the three months ended September 30, 2026, we spent $33 million on capital expenditures as compared to $43 million in the same period of 2025. During 2026, we expect capital expenditures to be approximately $160 million.

Income Taxes

In the third quarter of 2026, our effective tax rate was 108% and our adjusted effective tax rate was 56%.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2026 financial results on Tuesday, November 3, 2026, at 9:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=oRyBrBjV

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the fourth quarter 2026, a member of management is expected to present at:

Morgan Stanley Global Chemicals & Agriculture Conference, November 10, 2026

RBC Global Industrials Conference, November 17, 2026

Citi’s Basic Materials Conference, December 1, 2026

Bank of America Leveraged Finance Conference, December 2, 2026

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 -- Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2026	2025	2026	2025
Revenues	$1,717	$1,460	$4,800	$4,328
Cost of goods sold	1,480	1,256	4,135	3,741
Gross profit	237	204	665	587
Operating expenses:
Selling, general and administrative	168	163	514	489
Research and development	27	29	84	94
Restructuring, impairment and plant closing costs	4	12	19	137
Gain on sale of Gomet business, net	-	-	(22)	-
Gain on acquisition of assets, net	-	-	-	(5)
Income associated with litigation matter, net	-	-	-	(33)
Other operating (income) expense, net	(1)	(6)	10	(23)
Total operating expenses	198	198	605	659
Operating income (loss)	39	6	60	(72)
Interest expense, net	(23)	(20)	(67)	(60)
Equity in income of investment in unconsolidated affiliates	7	1	17	-
Other income, net	3	6	13	13
Income (loss) from continuing operations before income taxes	26	(7)	23	(119)
Income tax expense	(28)	(3)	(56)	(25)
Loss from continuing operations	(2)	(10)	(33)	(144)
Loss from discontinued operations, net of tax	(3)	(1)	(6)	(1)
Net loss	(5)	(11)	(39)	(145)
Net income attributable to noncontrolling interests	(13)	(14)	(38)	(43)
Net loss attributable to Huntsman Corporation	$(18)	$(25)	$(77)	$(188)

Adjusted EBITDA(1)	$132	$94	$325	$240
Adjusted net income (loss)(1)	$7	$(5)	$(28)	$(58)

Basic loss per share	$(0.10)	$(0.14)	$(0.44)	$(1.09)
Diluted loss per share	$(0.10)	$(0.14)	$(0.44)	$(1.09)
Adjusted diluted income (loss) per share(1)	$0.04	$(0.03)	$(0.16)	$(0.34)

Common share information:
Basic weighted average shares	173	173	173	173
Diluted weighted average shares	173	173	173	173
Diluted shares for adjusted diluted income (loss) per share	174	173	173	173

See end of press release for footnote explanations.

Table 2 -- Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
In millions	2026	2025	(worse)	2026	2025	(worse)
Segment revenues:
Polyurethanes	$1,152	$956	21%	$3,154	$2,800	13%
Performance Products	260	246	6%	771	773	(0)%
Advanced Materials	314	265	18%	906	778	16%
Total reportable segments' revenues	1,726	1,467	18%	4,831	4,351	11%

Intersegment eliminations	(9)	(7)	N/M	(31)	(23)	N/M
Total revenues	$1,717	$1,460	18%	$4,800	$4,328	11%

Segment adjusted EBITDA(1):
Polyurethanes	$75	$48	56%	$180	$121	49%
Performance Products	31	29	7%	94	91	3%
Advanced Materials	62	44	41%	171	125	37%

N/M = not meaningful
See end of press release for footnote explanations.

Table 3 -- Factors Impacting Sales Revenue

	Three months ended
	September 30, 2026 vs. 2025
	Average selling price(a)
	Local	Exchange	Sales
	currency & mix	rate	volume(b)	Total
Polyurethanes	19%	0%	2%	21%
Performance Products	7%	0%	(1)%	6%
Advanced Materials	6%	0%	12%	18%
Combined segments	15%	0%	3%	18%

	Nine months ended
	September 30, 2026 vs. 2025
	Average selling price(a)
	Local	Exchange	Sales
	currency & mix	rate	volume(b)	Total
Polyurethanes	8%	2%	3%	13%
Performance Products	1%	1%	(2)%	0%
Advanced Materials	6%	3%	7%	16%
Combined segments	6%	2%	3%	11%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 -- Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income tax		Net		Diluted (loss) income
	EBITDA		and other expense		(loss) income		per share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2026	2025	2026	2025	2026	2025	2026	2025
Net loss	$(5)	$(11)			$(5)	$(11)	$(0.03)	$(0.06)
Net income attributable to noncontrolling interests	(13)	(14)			(13)	(14)	(0.07)	(0.08)
Net loss attributable to Huntsman Corporation	(18)	(25)			(18)	(25)	(0.10)	(0.14)
Interest expense, net	23	20
Income tax expense from continuing operations	28	3	$(28)	$(3)
Depreciation and amortization	77	73
EBITDA / Loss from discontinued operations	3	1	N/A	N/A	3	1	0.02	0.01
Loss on sale of business/assets, net	-	2	-	-	-	2	-	0.01
Expenses associated with the proposed merger	3	-	-	-	3	-	0.02	-
Certain legal and other settlements and related expenses, net	4	-	-	-	4	-	0.02	-
Amortization of pension and postretirement actuarial losses	7	8	2	(2)	9	6	0.05	0.03
Restructuring, impairment and plant closing and transition costs	5	12	1	(1)	6	11	0.03	0.06
Adjusted(1)	$132	$94	$(25)	$(6)	7	(5)	$0.04	$(0.03)

Adjusted income tax expense(1)					25	6
Net income attributable to noncontrolling interests					13	14
Adjusted pre-tax income(1)					$45	$15

Adjusted effective tax rate(3)					56%	40%

Effective tax rate					108%	(43)%

			Income tax		Net		Diluted loss
	EBITDA		and other expense		loss		per share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2026	2025	2026	2025	2026	2025	2026	2025
Net loss	$(39)	$(145)			$(39)	$(145)	$(0.23)	$(0.84)
Net income attributable to noncontrolling interests	(38)	(43)			(38)	(43)	(0.22)	(0.25)
Net loss attributable to Huntsman Corporation	(77)	(188)			(77)	(188)	(0.44)	(1.09)
Interest expense, net	67	60
Income tax expense from continuing operations	56	25	$(56)	$(25)
Income tax expense from discontinued operations(3)	-	1
Depreciation and amortization from continuing operations	227	214
Business acquisition and integration gain and purchase accounting inventory adjustments, net	-	(5)	-	-	-	(5)	-	(0.03)
EBITDA / Loss from discontinued operations(3)	6	-	N/A	N/A	6	1	0.03	0.01
Establishment of significant deferred tax asset valuation allowances, net	-	-	-	1	-	1	-	0.01
(Gain) loss on sale of business/assets, net	(22)	2	-	-	(22)	2	(0.13)	0.01
Expenses associated with the proposed merger	8	-	-	-	8	-	0.05	-
Loss on early extinguishment of debt	1	-	-	-	1	-	0.01	-
Certain legal and other settlements and related expenses (income), net	15	(32)	-	7	15	(25)	0.09	(0.14)
Amortization of pension and postretirement actuarial losses	21	22	(1)	(4)	20	18	0.12	0.10
Restructuring, impairment and plant closing and transition costs	23	141	(2)	(3)	21	138	0.12	0.80
Adjusted(1)	$325	$240	$(59)	$(24)	(28)	(58)	$(0.16)	$(0.34)

Adjusted income tax expense(1)					59	24
Net income attributable to noncontrolling interests					38	43
Adjusted pre-tax income(1)					$69	$9

Adjusted effective tax rate(4)					86%	267%

Effective tax rate					243%	(21)%

N/M = not meaningful

N/A = not applicable

See end of press release for footnote explanations.

Table 5 -- Balance Sheets

	September 30,	December 31,
In millions	2026	2025
Cash	$359	$429
Accounts and notes receivable, net	870	677
Inventories	905	818
Prepaid expenses	72	94
Other current assets	34	46
Property, plant and equipment, net	2,369	2,486
Other noncurrent assets	2,495	2,465
Total assets	$7,104	$7,015

Accounts payable(5)	$862	$758
Other current liabilities(5)	496	478
Current portion of debt	303	353
Long-term debt	1,740	1,658
Other noncurrent liabilities	795	811
Huntsman Corporation stockholders’ equity	2,662	2,750
Noncontrolling interests in subsidiaries	246	207
Total liabilities and equity	$7,104	$7,015

See end of press release for footnote explanations.

Table 6 -- Outstanding Debt

	September 30,	December 31,
In millions	2026	2025
Debt:
Revolving credit facility	$300	$343
Senior notes	1,490	1,488
Amounts outstanding under A/R programs	235	152
Variable interest entities	-	7
Other debt	18	21

Total debt - excluding affiliates	2,043	2,011

Total cash	359	429
Net debt - excluding affiliates(4)	$1,684	$1,582

See end of press release for footnote explanations.

Table 7 -- Summarized Statements of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
In millions	2026	2025	2026	2025
Total cash at beginning of period	$346	$399	$429	$340
Net cash provided by operating activities from continuing operations	115	200	2	221
Net cash used in operating activities from discontinued operations	(5)	(4)	(5)	(8)
Net cash used in investing activities	(33)	(42)	(48)	(74)
Net cash used in financing activities	(65)	(83)	(22)	(14)
Effect of exchange rate changes on cash	1	(2)	3	3
Total cash at end of period	$359	$468	$359	$468

Free cash flow(2):
Net cash provided by operating activities from continuing operations	$115	$200	$2	$221
Capital expenditures	(33)	(43)	(101)	(116)
Free cash flow from continuing operations(2)	$82	$157	$(99)	$105

Supplemental cash flow information:
Cash paid for interest	$(8)	$(5)	$(51)	$(49)
Cash paid for income taxes	(14)	(18)	(38)	(79)
Cash paid for restructuring and integration	(12)	(7)	(40)	(18)
Cash paid for pensions	(19)	(9)	(35)	(25)
Depreciation and amortization from continuing operations	77	73	227	214

Change in primary working capital:
Accounts and notes receivable	$9	$37	$(214)	$(26)
Inventories	28	55	(104)	114
Accounts payable(5)	(25)	(2)	129	(89)
Total change in primary working capital	$12	$90	$(189)	$(1)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income (loss) because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests; (b) interest expense, net; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses; (f) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interests; (b) amortization of pension and postretirement actuarial losses; (c) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, net, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	We believe free cash flow is an important indicator of our liquidity as it measures the amount of cash we generate. Management internally uses free cash flow measure to: (a) evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3) We believe the adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4 for details regarding the tax impacts of our non-GAAP adjustments.

(4) Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

(5) Certain prior period amounts have been reclassified in the condensed consolidated financial statements to conform to current period presentation.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of diversified chemical products with 2025 revenues of approximately $6 billion from our continuing operations. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 55 manufacturing, R&D and operations facilities in approximately 25 countries and employ approximately 6,000 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

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Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, including the planned merger of equals with Olin Corporation, statements about the anticipated benefits of the contemplated transaction, including future expected synergies and cost savings related to the contemplated transaction, the plans, objectives, expectations and intentions of Olin, Huntsman or the combined company business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Significant risks and uncertainties may relate to, but are not limited to, uncertainties as to the timing of the contemplated merger; the possibility that the closing conditions to the contemplated merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption caused by the contemplated merger making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the contemplated merger may affect the timing or occurrence of the contemplated merger or result in significant costs of defense, indemnification and liability; ability to refinance existing indebtedness of Huntsman in connection with the contemplated merger; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated merger; transaction costs; high energy costs in Europe, inflation and high capital costs, geopolitical instability, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.